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Transport America
2004 Annual Report

ON THE MOVE

OUR MISSION

Transport America is committed to becoming the most successful provider of the highest quality transportation and logistic services in North America. Our success will be measured by our ability to make all of our customers successful. For those who trust us with their products, we will supply services that surpass their expectations and those of their customers. For those who perform the work, we will provide a work environment that exceeds their needs and those of their families. For those who invest their future in us, we will strive to maintain a superior level of financial performance and strength.

FINANCIAL HIGHLIGHTS

Years ended December 31,	2004	2003	2002

In thousands, except for share, per share amounts and operating data

Operating revenues	258,408	258,859	273,227
Operating income (loss)	6,466	4,360	(920)
Net earnings (loss)	2,037	(1,079)	(20,350)
Earnings (loss) per share - diluted	0.30	0.01	(0.50)
(before cumulative effect of change in
accounting principle)
Earnings (loss) per share - diluted	0.30	(0.15)	(2.81)
Shares outstanding, at end of period	6,527,392	7,141,730	7,219,831
Book value per share	8.62	8.22	8.34
Operating ratio	97.5%	98.3%	100.3%
Total assets	161,078	165,268	181,875
Total debt and capital lease obligations	49,117	54,920	69,483
Stockholders’ equity	56,271	58,701	60,222
Debt-to-equity ratio	0.87	0.94	1.20
Tractors at end of period, Company-owned	1,003	1,000	1,057
Tractors at end of period, independent contractors	551	713	836
Trailers at end of period	4,897	4,974	5,436

Revenue per Non-Driver Employee

00	$549,142
01	$555,380
02	$592,577
03	$628,299
04	$642,206

Outstanding Debt and Other Obligations(1)

00	$131,519
01	$105,451
02	$82,483
03	$54,920
04	$49,117

Revenue per Tractor per Week(2)

00	$2,633
01	$2,568
02	$2,714
03	$2,726
04	$2,880

(1)     Inclues $13 million synthetic lease obligation in 2000, 2001, 2002

(2)     Excludes fuel-surcharge revenue

TO OUR SHAREHOLDERS

Re-engineering a business is a long-term process, requiring continued scrutiny and retooling along the way. Success can be measured many ways, but the most important indicators are those that demonstrate sustained momentum and steady progress over the long haul.

For Transport America, 2004 was a year of continued, steady progress on our core business fundamentals. We accomplished significant improvements in several key areas, despite the ongoing challenges faced by our industry. These improvements demonstrate that Transport America is a company on the move and one that is well-positioned to continue its momentum forward.

While Transport America’s 2004 fiscal year revenue of $258.4 million was comparable to our 2003 revenue of $258.9 million, other important indicators, such as operating ratio, revenue per tractor per day and miles per tractor per day all improved significantly during the year. These accomplishments and our continued progress on other fundamentals are the direct result of our ongoing focus on network density and balance. Earnings before cumulative effect of changes in accounting principle were $2.0 million, or $0.30 per diluted share, in 2004, compared with $74,000, or $0.01 per diluted share, before cumulative effect of changes in accounting principle, in 2003. Net income for the year was $2.0 million, or $0.30 per share, compared to a net loss of $1.1 million, or $0.15 per share, in 2003.

KEY ACCOMPLISHMENTS

Several significant achievements resulted from Transport America’s continued focus on three strategic priorities: Profitable Growth, Operational Excellence and Organizational Excellence:

•    Greater Asset Utilization

Our continued focus on building network density and eliminating unprofitable lanes allowed us to make major inroads toward improving our asset utilization during the year. The percentage of our fleet carrying dedicated freight (including paid empty miles) more than doubled, from 7 percent in 2003 to 15 percent in 2004. Miles per seated tractor per day increased from 449 in 2003 to 455 in 2004. Revenue per available tractor per week (excluding fuel surcharges) also increased, from $2,726 in 2003 to $2,880 in 2004. And deadhead, or empty miles, has remained in the single digits over the past two years (adjusted for paid empty miles).

We also responded proactively to the ongoing industry challenge posed by the tight driver market by finding other ways to maximize our freight capacity. In 2004, Transport America increased its use of intermodal logistics, relying on new partnerships we have developed with several major railroad carriers.

•    Productivity, Operational Improvements

Transport America continued its emphasis on increasing back-office productivity throughout 2004. Our 2003 cost-reduction initiative, the Nickel Challenge, has now been institutionalized as the TA Challenge, a program that challenges the organization at all levels to identify and implement programs that will reduce ongoing costs by $2.5 million in 2005. After reducing costs by $10 million in 2003, we set an ambitious target for 2004 to reduce costs by another $5 million. We exceeded that goal, implementing programs that are expected to result in cost reductions of $5.3 million.

One significant operational improvement was the implementation of a new owner/operator maintenance program, introduced in 2003 and 2004 at seven terminals. Formerly cost centers, our support centers are now revenue contributors providing maintenance to owner/operators as well as Company-owned trucks. The response from owner/operators has been extremely positive, and approximately 25 percent are regularly taking advantage of this new service.

We continued to reap the benefits of our new preventive maintenance program, powered by our industry-leading software. The program was implemented mid-year in 2003, and in 2004 we were able to experience a full year of benefits. We also are assessing ways to improve fuel efficiency, including installation of new heaters in trucks to provide drivers with an alternative heat source that reduces idling.

As a result of these efforts, our revenue per non-driver employee, a key measure of administrative productivity, increased to $642,000 for 2004, compared to $628,000 in 2003.

•    Strengthened Financials

Transport America continued its commitment to using cash flow as a tool for debt reduction, reducing the Company’s total outstanding debt at year-end 2004 to $49.1 million, compared to $54.9 million the previous year. This represents the fifth consecutive year of debt reduction for Transport America. This ongoing effort, combined with the late 2003 restructuring of the lease arrangement on our headquarters facility, has resulted in the reduction of nearly $110 million in outstanding debt and other obligations since March 2000.

In addition to last year’s debt reduction, we also repurchased 626,000 shares of our common stock at a cost of $4.5 million during 2004.

•    Reduced Operating Ratio

One of Transport America’s primary goals over the last two years has been a reduction in its operating ratio. With sustained focus on that goal, we have continued to make steady improvement. Our fourth quarter 2004 operating ratio was 96.0 percent, compared to 97.7 percent for the same period in 2003 and 101.2 percent for the same period in 2002.

•    Hours-of-Service Challenge

One of the biggest challenges our industry faced in 2004 was the revised hours-of-service regulations enacted early in the year by the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration. These new regulations, under which freight-detention and layover time are counted toward driving hours, had major implications for driver productivity and costs. Transport America was extremely proactive in its response to this challenge. We negotiated new contracts with all customers in early 2004. We also utilized our superior technology to accurately track and bill all extra charges incurred by the change in regulations, ensuring that our drivers were not negatively impacted.

•    Higher Rates

High demand for freight services, combined with limited capacity, created a favorable rate climate in 2004, and Transport America capitalized on that by obtaining rate increases in order to offset the inflationary pressures of increased driver wages, increased insurance and workers’ compensation costs and other cost increases. Our fourth-quarter exit rates in 2004 were 6.0 percent higher than during the fourth quarter the previous year.

CHALLENGES

Despite our successes in 2004, Transport America also faced several major challenges. The shortage of qualified drivers continues to be an issue for Transport America as it is for the industry. During the year, we experienced a reduction in our seated capacity, from 1,705 seated tractors in 2003 to 1,529 in 2004. This reduction is primarily due to the loss of owner/operators, an industry-wide issue but a particularly challenging one for Transport America because of our higher percentage of owner/operators.

Accidents and related costs also continue to be a challenging area for Transport America. Although we still maintain one of the best safety records in the industry, we experienced an unfortunate increase in accident costs and frequency in 2004, primarily due to several serious accidents. The increased frequency was driven by an increase in student drivers and less-seasoned drivers. We are committed to reducing our accident frequency in the coming year, and we have implemented several new policies and practices aimed at reducing accidents and improving safety.

LOOKING AHEAD

As we continue our momentum into 2005, we will continue to focus on our three strategic priorities: profitable revenue growth, operational excellence and organizational excellence:

We will improve our seated capacity by increasing the size of our recruiting staff, adding recruiting incentives to attract new drivers, and reorganizing our recruiting effort into areas of specialization, targeting different driver populations: professional drivers, students and owner/ operators. We recently kicked off a new “We Care” campaign, aimed at recruiting and positioning Transport America as a preferred employer for drivers. We also will seek to attract more owner/operators by implementing a lease-to-own program that we believe will be a strong enticement.

We remain committed to reducing accident frequency, particularly the number of serious, costly accidents, and improving our safety procedures overall. To this end, we recently implemented a longer, more comprehensive orientation program for less-experienced drivers, increasing the length of the program from four days in 2004 to 10 days in 2005. The program is new but already it appears to be having a positive impact on safety.

Finally, we will continue to hone our network strategy, refining our systems internally to further increase lane density and asset utilization.

In summary, we are pleased by the progress we made in 2004. We have improved our business significantly over the past three years, and our commitment to continue that effort has accelerated, not diminished. We are confident we will be able to carry the momentum forward throughout 2005.

/s/    Mike

Michael J. Paxton
Chairman, President and Chief Executive Officer

CORPORATE INFORMATION

BOARD OF DIRECTORS

Michael J. Paxton — Chairman of the Board
        Chairman, President and Chief Executive
        Officer, Transport Corporation of America, Inc.

Anton J. Christianson — Director
        Chairman, Cherry Tree Companies
        Minneapolis, Minnesota

Thomas R. McBurney — Director
        President, McBurney Management Advisors
        Minneapolis, Minnesota

William P. Murnane — Director
        Chief Executive Officer, Innovex, Inc.
        Minneapolis, Minnesota

Charles M. Osborne — Director
        Vice President Chief Financial Officer,
        Fair Isaac Corporation
        Minneapolis, Minnesota

Kenneth J. Roering — Director
        Professor of Marketing, Carlson School of
        Management, University of Minnesota,
        Minneapolis, Minnesota

William D. Slattery — Director
        President, Shamrock Business Group, Inc.
        Minneapolis, Minnesota

CORPORATE OFFICERS

Michael J. Paxton Chairman, President and
Chief Executive Officer

Keith R. Klein
Chief Financial Officer, Chief Information Officer
and Assistant Secretary

Craig A. Coyan
Vice President of Sales and Marketing

Ronald C. Kipp
Vice President of Operations

Peggy C. Farra
Vice President of Driver Recruitment and
Safety

CORPORATE HEADQUARTERS

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121
(651) 686-2500

INDEPENDENT AUDITORS

KPMG LLP
Minneapolis, Minnesota

CORPORATE COUNSEL

Robins, Kaplan, Miller & Ciresi LLP
Minneapolis, Minnesota

TRANSFER AGENT

LaSalle Bank, N.A.
135 South LaSalle Street
Suite 1811
Chicago, Illinois 60603
(800) 246-5961, Option 2

INVESTOR INFORMATION

For a change of name, address or to replace lost stock certificates, contact Transport America’s transfer agent. Securities analysts, and investors may contact Mr. Keith R. Klein, Chief Financial Officer, for additional information about the Company.

WE CARE

Recruiting and retaining qualified drivers is an ongoing challenge for the transportation industry. To help meet that challenge, Transport America recently launched a “We Care” campaign aimed at positioning Transport America as a preferred employer.

He was there...

My dad was there when I got off the plane from Iraq because his Transport America Fleet Manager cared enough to keep him in Southern California while I was delayed. When I finally landed, it was an incredible surprise to see him there.
Kevin Keeley, son of Scott Keeley, Company Driver

1715 Yankee Doodle Road
Eagan, MN 55121
www.transportamerica.com